October 5, 2006

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	PracticeXpert, Inc. File No. 0-0583

We have read the statements that we understand PracticeXpert, Inc. will include under Item 4.01 of the Form 8-K report, dated October 5, 2006, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,